UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) Of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

GABRIEL TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-23415	22-3062052
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

732 North 129th Street, Omaha, Nebraska  68154
 (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code:  (402) 614-0258

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of August 21, 2009, Gabriel Technologies Corporation (“we” or the “Company”) entered into a Promissory Note Purchase Agreement (the “Note Purchase Agreement”) with Robert Lamse, Gary Elliston, Stephen Moore, Ron Durden, Craig Bardsley and Chris Zerbe (collectively, the “Investors”). Under the terms of the Note Purchase Agreement, the Investors purchased Promissory Notes (each a “Promissory Note”) in the aggregate principal amount of $300,000 on August 21, 2009 (the “Initial Closing”).

Further information relating to the debt is set forth in Item 2.03 of this Current Report and is incorporated by reference in this Item 1.01.

Stephen Moore has entered into a Consulting Agreement with the Company dated June 10, 2009 pursuant to which we have agreed to compensate Mr. Moore for making introductions in connection with our financing transactions, including the transaction memorialized in the Note Purchase Agreement. Under the Consulting Agreement we are obligated to pay Mr. Moore 8% of the proceeds raised in financing transactions resulting from introductions which in the aggregate exceed $500,000 and warrants for the purchase of up to 10,000 stock equivalent units at an exercise price of $0.40 per unit for each $500,000 raised in such transactions.

Robert Lamse and Gary Elliston each invested in prior private placements of promissory notes by the Company in 2007 and were issued warrants in connection with the purchase of such promissory notes. Messrs. Lamse and Elliston also purchased additional promissory notes from the Company in 2009. See the Company's Current Reports on Form 8-K filed on July 3, 2008 and May 14, 2009 (amended by Form 8-K/A filed June 19, 2009) for a description of the promissory notes and warrants issued to Messrs. Lamse and Elliston in 2007 and 2009 and the related purchase agreements.

Between July 2007 and April 2008 Craig Bardsley invested in several promissory notes issued by the Company in private placements and was issued warrants in connection with the purchase of such promissory notes.  See the Company's Current Report on Form 8-K filed on July 3, 2008 for a description of the promissory notes and warrants issued to Mr. Bardsley in 2007 and 2008.

Except as set forth above, there is no material relationship between the Investors, on the one hand, and the Company or any of its affiliates, on the other hand.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report is incorporated by reference in this Section 2.03.

We issued 6 Promissory Notes dated August 21, 2009 to 6 Investors in the aggregate principal amount of $300,000 pursuant to the Note Purchase Agreement. Each of the Promissory Notes provides that the Company will pay the holder an amount equal to the sum of (i) the Promissory Note principal plus an amount equal to 100% of the principal, and (ii) .000005% of the proceeds of an “IP Event” (as defined below) for each dollar of Promissory Note principal, within 10 business days after the occurrence of an IP Event. For purposes of the Promissory Notes, “IP Event” is defined as the receipt by the Company or any of its subsidiaries of a minimum of $10,000,000 in net proceeds (in cash or the fair market value of non-cash consideration) from (i) a licensing, sale, transfer, settlement or other transaction with one or more third parties relating to intellectual property of the Company or its subsidiaries, or (ii) a merger, consolidation, share exchange or sale of all or substantially all of the stock or assets of the Company or any of its subsidiaries.

Details regarding the issuance of the Promissory Notes to the Investors under the Note Purchase Agreement are set forth below:

On August 21, 2009, a Promissory Note in the principal amount of $100,000 was issued to Robert Lamse.

On August 21, 2009, three Promissory Notes in the principal amount of $50,000 each were issued to Gary Elliston, Stephen Moore, and Ron Durden.

On August 21, 2009, two Promissory Notes in the principal amount of $25,000 each were issued to Craig Bardsley and Chris Zerbe.

Item 7.01	Regulation FD Disclosure

On September 24, 2009, George Tingo, Jr., the Chief Executive Officer and Chairman of the Board of Directors of the Company, issued a letter to the Company’s stockholders on the Company’s website (www.gabrieltechnologies.com).  A copy of the letter is furnished pursuant to Regulation FD as Exhibit 99.1 to this report.

The information contained in Item 7.01 of this report shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events

On September 10, 2009 we entered into a Confidential Settlement Agreement and Release (the “Settlement Agreement”) with Hugh A. Hawkins pursuant to which we settled and obtained a release from Mr. Hawkins of all claims against the Company arising prior to the date thereof, and specifically claims relating to a lawsuit filed by Mr. Hawkins against the Company and other parties in the United States District Court for the District of Nebraska styled Hawkins v. Inserra et al, Case No. 8:07-cv-00368-LSC FG3 (the “Hawkins Lawsuit”) and Mr. Hawkins’ investments and ownership interest in the Company. In the Settlement Agreement, Mr. Hawkins agreed to assign to us any claims he might have against Keith Feilmeier, our former Chief Executive Officer, including claims in the Hawkins lawsuit.

The information contained in Item 8.01 of this report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits:

Exhibit Number	Description
10.1	Form of Promissory Note Purchase Agreement dated effective August 21, 2009.
10.2	Form of Promissory Note issued in connection with Item 2.03 Direct Financial Obligation Disclosures.
99.1	Letter to Stockholders dated September 24, 2009.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gabriel Technologies Corporation

Dated: September 24, 2009	By:	/s/ George Tingo, Jr.
George Tingo, Jr. Chief Executive Officer